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                      SARA LEE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES   EXHIBIT 12.2
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                           (in millions except ratios)

                                                                   Twenty-Six Weeks Ended
                                                                 --------------------------
                                                                   Dec. 28,       Dec. 30,
                                                                     1996           1995
                                                                 -----------    -----------
Fixed charges and preferred stock dividend requirements:
  Interest expense                                                $     108      $     119
  Interest portion of rental expense                                     33             36
                                                                 -----------    -----------
  Total fixed charges before capitalized interest
    and preferred stock dividend requirements                           141            155
  Capitalized interest                                                    5              6
  Preferred stock dividend requirements (1)                              21             22
                                                                 -----------    -----------
    Total fixed charges and preferred stock
      dividend requirements                                       $     167      $     183
                                                                 -----------    -----------
                                                                 -----------    -----------

Earnings available for fixed charges and preferred
   stock dividend requirements:
 Income before income taxes                                       $     770      $     711
 Less undistributed income in minority owned companies                   (4)            (3)
 Add minority interest in majority-owned subsidiaries                    15             19
 Add amortization of capitalized interest                                12             11
 Add fixed charges before capitalized interest and
   preferred stock dividend requirements                                141            155
                                                                 -----------    -----------
   Total earnings available for fixed charges and
     preferred stock dividend requirements                        $     934      $     893
                                                                 -----------    -----------
                                                                 -----------    -----------

Ratio of earnings to fixed charges and preferred stock
 dividend requirements                                                  5.6            4.9
                                                                 -----------    -----------
                                                                 -----------    -----------
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(1)  Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.


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